Exhibit 16.1

December 7, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by U.S. Auto Parts Network, Inc. pursuant to Regulation S-K Item 304 in the Company’s Amendment No. 1 to Form S-1 Registration Statement, which we understand, appearing in the paragraph under the caption “change in accountants” on page 56, will be filed with the Commission on or about December 8, 2006. We agree with the statements directly concerning our firm under the caption “change in accountants” in such Registration Statement. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Sincerely,

/s/ Stonefield Josephson, Inc.